Exhibit 99.1

REALOGY REPORTS RESULTS FOR SECOND QUARTER 2010

Real Estate Leader Posts 23% Higher Net Revenue of $1.3 Billion

PARSIPPANY, N.J., August 10, 2010 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the second quarter ended June 30, 2010. Realogy’s net revenue for the second quarter of $1.3 billion increased 23% compared to the same period in 2009. For the latest quarter, Realogy recorded net income attributable to the Company of $222 million. EBITDA before restructuring and other items for the quarter was $234 million, an improvement of $85 million year-over-year due to revenue gains, cost reductions and productivity increases. EBITDA for the quarter was $544 million, which included the benefit of $314 million related to the reduction in former parent legacy liabilities.

Realogy’s core business drivers showed improvement during the second quarter. The number of home sale transactions increased 11% year-over-year at the Realogy Franchise Group (RFG) and 16% at NRT, the company-owned brokerage unit. The average home sale price increased in the second quarter by 5% at RFG and 12% at NRT compared to the second quarter of 2009. Cartus experienced a 40% increase in relocation initiations primarily due to increased volume from corporate clients including incremental business from the Primacy Relocation operations it acquired earlier this year. Title Resource Group had a decrease in its refinance title and closing units, which was partially offset by increases in purchase title and closing units and average price per closing unit.

“Clearly, Realogy had a strong second quarter, and we are pleased with our operating and financial results for the period,” said Richard A. Smith, Realogy’s chief executive officer. “Looking forward, however, it is shaping up to be a difficult third quarter because of the expiration of the Homebuyer Tax Credit and an uncertain near-term outlook for the economy. The sales volume of open contracts for both our company-owned and franchise segments – which are the leading indicator for closed and reported sales in the third quarter – dropped sharply, down an average of 17% in June and July on a year-over-year basis. High affordability and near-record low mortgage rates alone cannot offset the impact of high unemployment and declining consumer confidence.”

As a result of lower than forecasted industry sales levels in the second quarter and weakening third quarter prospects, the full-year industry outlook for 2010 is now relatively flat to 2009. In July and August, respectively, both Fannie Mae and the National Association of Realtors downwardly revised their forecasts for the full year. Currently, Fannie Mae and NAR are forecasting 2010 home sales to be flat to 2009 at 5.1 million units.

“While we are faced with a challenging housing market in the second half of 2010, Realogy will continue focusing on what we can control,” added Smith. “This strategy includes executing on strategic growth opportunities while maintaining our focus on costs.”

Realogy Reports Results for Second Quarter 2010	Page 2

Balance Sheet Information and Covenant Compliance as of June 30, 2010

The Company ended the second quarter with strong liquidity. Realogy had $239 million of readily available cash and no outstanding balance on its revolving credit facility as of June 30, 2010.

“The strong earnings and cash balances we achieved in the first half of 2010 should provide cushion to counter the weakening industry outlook for the second half of the year,” said Anthony Hull, Realogy’s chief financial officer.

As of June 30, 2010, the Company’s senior secured leverage ratio was 4.34 to 1, which is below the 5.0 to 1 maximum ratio required to be in compliance with its Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $2.85 billion at June 30, 2010 and dividing it by the Company’s Adjusted EBITDA of $656 million for the 12 months ended June 30, 2010. The Adjusted EBITDA figure is unaffected by the legacy tax settlement discussed below. (Please see Tables 6 and 7 for a reconciliation of EBITDA before restructuring and other items, Adjusted EBITDA and net loss attributable to Realogy to EBITDA, and Table 8 for the definition of non-GAAP financial measures.)

Also, in early July we resolved a tax audit for the period 2003 to 2006 that we inherited from our former parent, Cendant Corporation. As a result of this settlement as well as other adjustments, we reduced our contingent liability balance from $505 million at year-end 2009 to $197 million at June 30, 2010. This amount includes the actual payments related to the settlement totaling $58 million. The tax audit settlement also resulted in approximately $110 million of non-cash tax expense in the second quarter.

As a result of the resolution of this matter, our related outstanding letter of credit of $446 million is expected to be reduced to approximately $150 million by the end of the current quarter.

A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its second quarter 2010 results at 4:00 p.m. (EDT) today. The call will be hosted by CEO Richard A. Smith and CFO Anthony Hull. The conference call will be made available live via Webcast on the Investor Information section of the Realogy website. A replay of the Webcast will be available at www.realogy.com from August 10 through August 24.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,400 offices and 264,000 sales associates doing business in 99 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual

Realogy Reports Results for Second Quarter 2010	Page 3

results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, the termination of the federal homebuyer tax credit program, continuing high levels of foreclosures, our geographic and high-end market concentration in particular to our company-owned brokerage operations and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s remaining contingent liabilities; any outbreak or escalation of hostilities on a national, regional or international basis or adverse effects of natural disasters or environmental catastrophes; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, under the heading “Forward-Looking Statements” in our Form 10-Q for the quarter ended June 30, 2010, and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:

Alicia Swift

(973) 407-4669

alicia.swift@realogy.com

Media Contact:

Mark Panus

(973) 407-7215

mark.panus@realogy.com

Realogy Reports Results for Second Quarter 2010	Page 4

Table 1

REALOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Gross commission income	$941	$746	$1,529	$1,218
Service revenue	185	161	321	295
Franchise fees	81	72	136	122
Other	46	39	86	80

Net revenues	1,253	1,018	2,072	1,715

Expenses
Commission and other agent-related costs	612	477	989	769
Operating	310	313	610	641
Marketing	50	45	96	86
General and administrative	57	53	135	116
Former parent legacy costs (benefit), net	(314)	(46)	(309)	(42)
Restructuring costs	4	10	10	44
Depreciation and amortization	49	48	99	99
Interest expense/(income), net	155	147	307	291
Other (income)/expense, net	(3)	(11)	(6)	(10)

Total expenses	920	1,036	1,931	1,994

Income (loss) before income taxes, equity in earnings and noncontrolling interests	333	(18)	141	(279)
Income tax expense	118	5	124	7
Equity in earnings of unconsolidated entities	(8)	(8)	(9)	(12)

Net income (loss)	223	(15)	26	(274)
Less: Net income attributable to noncontrolling interests	(1)	—	(1)	—

Net income (loss) attributable to Realogy	$222	$(15)	$25	$(274)

Realogy Reports Results for Second Quarter 2010	Page 5

Table 2

REALOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$265	$255
Trade receivables (net of allowance for doubtful accounts of $70 and $66)	133	102
Relocation receivables	387	334
Relocation properties held for sale	39	—
Deferred income taxes	79	85
Other current assets	107	98

Total current assets	1,010	874

Property and equipment, net	193	211
Goodwill	2,591	2,577
Trademarks	732	732
Franchise agreements, net	2,942	2,976
Other intangibles, net	499	453
Other non-current assets	221	218

Total assets	$8,188	$8,041

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$179	$96
Securitization obligations	290	305
Due to former parent	197	505
Revolving credit facilities and current portion of long-term debt	162	32
Accrued expenses and other current liabilities	583	502

Total current liabilities	1,411	1,440

Long-term debt	6,685	6,674
Deferred income taxes	876	760
Other non-current liabilities	167	148

Total liabilities	9,139	9,022

Commitments and contingencies

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,023	2,020
Accumulated deficit	(2,946)	(2,971)
Accumulated other comprehensive loss	(30)	(32)

Total Realogy stockholder’s deficit	(953)	(983)

Noncontrolling interests	2	2

Total equity (deficit)	(951)	(981)

Total liabilities and equity (deficit)	$8,188	$8,041

Realogy Reports Results for Second Quarter 2010	Page 6

Table 3

REALOGY CORPORATION

2010 KEY DRIVERS

	Three Months Ended June 30,				Six Months Ended June 30,
	2010	2009	% Change		2010	2009	% Change
Real Estate Franchise Services (a)
Closed homesale sides	288,479	259,476	11%		481,820	437,709	10%
Average homesale price	$197,637	$188,489	5%		$193,962	$186,199	4%
Average homesale broker commission rate	2.54%	2.57%	(3)bps		2.54%	2.57%	(3)bps
Net effective royalty rate	5.04%	5.10%	(6)bps		5.04%	5.12%	(8)bps
Royalty per side	$261	$256	2%		$258	$255	1%

Company Owned Real Estate Brokerage Services
Closed homesale sides	83,583	72,362	16%		136,115	119,861	14%
Average homesale price	$424,442	$378,870	12%		$421,872	$369,743	14%
Average homesale broker commission rate	2.49%	2.52%	(3)bps		2.49%	2.53%	(4)bps
Gross commission income per side	$11,247	$10,292	9%		$11,214	$10,140	11%

Relocation Services
Initiations (b)	46,189	33,074	40%		78,618	60,751	29%
Referrals (c)	21,770	17,349	25%		33,879	28,068	21%

Title and Settlement Services
Purchase title and closing units	30,133	28,148	7%		50,080	46,959	7%
Refinance title and closing units	10,378	22,693	(54%	)	22,313	42,626	(48%	)
Average price per closing unit	$1,472	$1,258	17%		$1,419	$1,236	15%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(b)	Includes initiations of 7,612 and 12,789 for the three and six months ended June 30, 2010, respectively, related to the Primacy acquisition in 2010.
(c)	Includes referrals of 1,527 and 2,243 for the three and six months ended June 30, 2010, respectively, related to the Primacy acquisition in 2010.

Realogy Reports Results for Second Quarter 2010	Page 7

Table 4

REALOGY CORPORATION

2009 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Real Estate Franchise Services (a)
Closed homesale sides	178,233	259,476	281,973	263,834	983,516
Average homesale price	$182,865	$188,489	$194,881	$192,604	$190,406
Average homesale broker commission rate	2.57%	2.57%	2.53%	2.54%	2.55%
Net effective royalty rate	5.15%	5.10%	5.11%	5.04%	5.10%
Royalty per side	$253	$256	$260	$255	$257

Company Owned Real Estate Brokerage Services
Closed homesale sides	47,499	72,362	81,025	72,931	273,817
Average homesale price	$355,838	$378,870	$407,398	$406,549	$390,688
Average homesale broker commission rate	2.55%	2.52%	2.49%	2.51%	2.51%
Gross commission income per side	$9,909	$10,292	$10,816	$10,814	$10,519

Relocation Services
Initiations	27,677	33,074	28,326	25,607	114,684
Referrals	10,719	17,349	20,320	16,607	64,995

Title and Settlement Services
Purchase title and closing units	18,811	28,148	30,653	27,077	104,689

Refinance title and closing units	19,933	22,693	14,493	12,808	69,927
Average price per closing unit	$1,211	$1,258	$1,405	$1,396	$1,317

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Second Quarter 2010	Page 8

Table 5a

REALOGY CORPORATION

SELECTED 2010 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2010	For the Three Months ended June 30, 2010
Revenue (a)
Real Estate Franchise Services	$122	$173
Company Owned Real Estate Brokerage Services	601	956
Relocation Services	76	106
Title and Settlement Services	65	86
Corporate and Other	(45)	(68)

Total Company	$819	$1,253

EBITDA (b)
Real Estate Franchise Services	$65	$123
Company Owned Real Estate Brokerage Services	(34)	84
Relocation Services	4	27
Title and Settlement Services	(5)	11
Corporate and Other	(19)	299

Total Company	$11	544

Depreciation and amortization	50	49
Interest expense, net	152	155
Income tax expense (benefit)	6	118

Net income (loss) attributable to Realogy	$(197)	222

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $45 million and $68 million for the three months ended March 31 and June 30, 2010, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million and $10 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three ended March 31 and June 30, 2010, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. There are no other material inter-segment transactions.
(b)	Includes $6 million and $5 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2010 and $4 million of restructuring costs offset by a net benefit of $314 million of former parent legacy items primarily as a result of tax and other liability adjustments for the three months ended June 30, 2010 broken down by business units as follows:

	For the Three Months ended March 31, 2010	For the Three Months ended June 30, 2010
Real Estate Franchise Services	$—	$—
Company Owned Real Estate Brokerage Services	3	2
Relocation Services	2	1
Title and Settlement Services	1	—
Corporate and Other	5	(313)

Total Company	$11	$(310)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2010 was: RFG $65 million, NRT ($31) million, Cartus $6 million, TRG ($4) million and Corporate ($14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2010 was: RFG $123 million, NRT $86 million, Cartus $28 million, TRG $11 million and Corporate ($14) million.

Realogy Reports Results for Second Quarter 2010	Page 9

Table 5b

REALOGY CORPORATION

SELECTED 2009 FINANCIAL DATA

(In millions)

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months end December 31, 2009	For the Year Ended December 31, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151	$139	$538
Company Owned Real Estate Brokerage Services	491	764	896	808	2,959
Relocation Services	71	80	92	77	320
Title and Settlement Services	68	88	91	81	328
Corporate and Other	(38)	(57)	(61)	(57)	(213)

Total Company	$697	$1,018	$1,169	$1,048	$3,932

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107	$87	$323
Company Owned Real Estate Brokerage Services	(84)	24	48	18	6
Relocation Services	—	72	34	16	122
Title and Settlement Services	(5)	12	10	3	20
Corporate and Other	(17)	(8)	54	(35)	(6)

Total Company	$(62)	$185	$253	$89	$465

Depreciation and amortization	51	48	48	47	194
Interest expense, net	144	147	139	153	583
Income tax expense (benefit)	2	5	8	(65)	(50)

Net income (loss) attributable to Realogy	$(259)	$(15)	$58	$(46)	$(262)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million, $57 million, $61 million and $57 million for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $213 million for the year ended December 31, 2009. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $34 million for the year ended December 31, 2009. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009, $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009 and $11 million, $3 million and $1 million of restructuring costs, former legacy items and merger cost, respectively for the three months ended December 31, 2009. EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

	For the Three Months ended March 31, 2009	For the Three Months ended June 30, 2009	For the Three Months ended September 30, 2009	For the Three Months ended December 31, 2009	For the Year Ended December 31, 2009
Real Estate Franchise Services	$1	$1	$1	$—	3
Company Owned Real Estate Brokerage Services	25	5	13	4	47
Relocation Services	5	(52)	—	2	(45)
Title and Settlement Services	1	1	—	1	3
Corporate and Other	6	9	(69)	8	(46)

Total Company	$38	$(36)	$(55)	$15	$(38)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended December 31, 2009 was as follows: RFG $87 million, NRT $22 million, Cartus $18 million, TRG $4 million, and Corporate ($27) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2009 was as follows: RFG $326 million, NRT $53 million, Cartus $77 million, TRG $23 million, and Corporate ($52) million.

Realogy Reports Results for Second Quarter 2010	Page 10

Table 6

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

(In millions)

A reconciliation of net income (loss) attributable to Realogy to EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2010 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended December 31, 2009	Six Months Ended June 30, 2009	Six Months Ended December 31, 2009	Six Months Ended June 30, 2010	Twelve Months Ended June 30, 2010
Net income (loss) attributable to Realogy	$(262)	$(274)	$12	$25	$37	(a)
Income tax expense (benefit)	(50)	7	(57)	124	67

Income (loss) before income taxes	(312)	(267)	(45)	149	104
Interest expense, net	583	291	292	307	599
Depreciation and amortization	194	99	95	99	194

EBITDA	465	123	342	555	897	(b)
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy cost (benefit) items, net (c)					(264)
Pro forma cost-savings for 2010 restructuring initiatives (d)					10
Pro forma cost-savings for 2009 restructuring initiatives (e)					6
Pro forma effect of business optimization initiatives (f)					46
Non-cash charges (g)					3
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					8
Apollo management fees (j)					15
Incremental securitization interest costs (k)					2
Expenses incurred in debt refinancing activities (l)					4
Gain on extinguishment of debt					(75)

Adjusted EBITDA					$656

Total senior secured net debt (m)					$2,849
Senior secured leverage ratio					4.34	x

(a)	Net income (loss) attributable to Realogy consists of: (i) income of $58 million for the third quarter of 2009; (ii) a loss of $46 million for the fourth quarter of 2009; (iii) a loss of $197 million for the first quarter of 2010; and (iv) income of $222 million for the second quarter of 2010.
(b)	EBITDA consists of: (i) $253 million for the third quarter of 2009; (ii) $89 million for the fourth quarter of 2009; (iii) $11 million for the first quarter of 2010 and (iv) $544 million for the second quarter of 2010.
(c)	Consists of $36 million of restructuring costs and $1 million of merger costs offset by a net benefit of $301 million for former parent legacy items.
(d)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first six months of 2010. From this restructuring, we expect to reduce our operating costs by approximately $14 million on a twelve-month run-rate basis and estimate that $4 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2009 through the time they were put in place had those actions been effected on July 1, 2009.
(e)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2009. From this restructuring, we expect to reduce our operating costs by approximately $103 million on a twelve-month run-rate basis and estimate that $97 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from July 1, 2009 through the time they were put in place had those actions been effected on July 1, 2009.

Realogy Reports Results for Second Quarter 2010	Page 11

(f)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs of $18 million as well as $28 million for employee retention accruals.
(g)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $7 million of stock-based compensation expense, less $15 million for the change in the allowance for doubtful accounts and notes reserves from July 1, 2009 through June 30, 2010 and $1 million related to the unrealized net gains on foreign currency transactions and foreign currency forward contracts.
(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(i)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on July 1, 2009. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2009.
(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended June 30, 2010.
(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2010.
(l)	Represents the expenses incurred in connection with the Company’s unsuccessful debt refinancing activities principally in the third quarter of 2009.
(m)	Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $3,075 million plus $13 million of capital lease obligations less $239 million of readily available cash as of June 30, 2010. Pursuant to the terms of the senior secured credit agreement, senior secured net debt does not include Second Lien Loans, other bank indebtedness not secured by a first lien on our assets, securitization obligations or Unsecured Notes.

Realogy Reports Results for Second Quarter 2010	Page 12

Table 7

Reconciliation of net income (loss) attributable to Realogy to EBITDA before restructuring and other items (In millions)

A reconciliation of net income (loss) attributable to Realogy to EBITDA and EBITDA before restructuring and other items for the three and six months ended June 30, 2010 and 2009 are set forth in the following tables:

	Three Months Ended June 30,
	2010	2009
Net income (loss) attributable to Realogy	$222	$(15)
Income tax expense	118	5

Income (loss) before income taxes	340	(10)
Interest expense, net	155	147
Depreciation and amortization	49	48

EBITDA	$544	$185

Legacy costs (benefits), net	(314)	(46)
Restructuring costs	4	10

Total restructuring and other items	(310)	(36)

EBITDA before restructuring and other items	$234	$149

	Six Months Ended June 30,
	2010	2009
Net income (loss) attributable to Realogy	$25	$(274)
Income tax expense	124	7

Income (loss) before income taxes	149	(267)
Interest expense, net	307	291
Depreciation and amortization	99	99

EBITDA	$555	$123

Legacy costs (benefits), net	(309)	(42)
Restructuring costs	10	44

Total restructuring and other items	(299)	2

EBITDA before restructuring and other items	$256	$125

Realogy Reports Results for Second Quarter 2010	Page 13

Table 8

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by restructuring, legacy, and other items as described in Table 7 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 6 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA before restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost-savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost-savings or pro forma effect recognized in future periods.